EX. 99.28(d)(24(v)

Amendment
to Amended and Restated
Investment Sub-Advisory Agreement Between
Jackson National Asset Management, LLC
and Lazard Asset Management LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and Lazard Asset Management LLC, a New York limited liability company and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser entered into an Amended and Restated Investment Sub-Advisory Agreement effective as of the 1st day of December, 2012, as amended May 30, 2013, September 16, 2013 and June 4, 2014 (“Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (“Funds”) of JNL Series Trust (“Trust”), as listed on Schedule A to the Agreement.

Whereas, the parties have agreed to amend the following sections of the Agreement:

Section 3. “Management”; and
Section 6. “Compensation”.

Whereas, the parties have agreed to amend the Agreement to add the following new fund: the JNL Multi-Manager Alternative Fund and its respective fees, effective April 27, 2015.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

Add the following as a new sub-paragraph d) under Section 3. “Management” after the heading entitled: “The Adviser and the Sub-Adviser each further agree that”:

d)
Without Adviser’s prior consent to each transaction, Sub-Adviser shall have full discretionary authority as agent and attorney-in-fact, with full power of substitution and full authority in each Fund’s name, to (a) buy, sell, hold, exchange, convert or otherwise deal in any manner in any assets; (b) place orders for the execution of such assets and other transactions with or through such brokers, dealers, counter-parties, issuers, agents or arrangers as Sub-Adviser may select; (c) execute, enter into and perform, on behalf of a Fund, such brokerage, derivatives, subscription and other agreements and documents (including, without limitation, International Swaps & Derivatives Association (ISDA) Master Agreements or amendments, Credit Support Annexes (and any schedules thereto), LSTA, and/or Master Securities Forward Transaction Agreement or MSFTA documentation) as Sub-Adviser deems necessary or appropriate in connection with each Fund’s investment activities (collectively, “Derivatives Contracts”); and (d) negotiate, enter into, make and perform any other contracts, agreements or other undertakings it may deem advisable in connection with the performance of the Sub-Adviser’s duties hereunder.

Add the following as a new sub-paragraph e) under Section 3. “Management” after the heading entitled: “The Adviser and the Sub-Adviser each further agree that”:

e)
the Adviser will cooperate fully, and cause the Fund to cooperate fully, with the Sub-Adviser as the Sub-Adviser reasonably deems necessary or appropriate to ensure that the Fund and/or the Adviser, as the case may be, performs its obligations under any Derivatives Contracts.

Replace the second paragraph of Section 6. “Compensation” with the following paragraph:

The Sub-Adviser represents and warrants that the Sub-Adviser shall not enter into a sub-advisory agreement with a new mutual fund specifically designed for variable insurance products with total relationship assets under management less than the Trust to provide substantially similar investment management services subject to substantially similar mandate, guidelines and restrictions at a fee rate which produces a fee less than the fee produced by the rate set forth in schedule B for the level of assets in the Trust. The provision outlined in this paragraph shall not apply to the JNL Multi-Manager Alternative Fund of the Trust or to any accounts of the Sub-Adviser, its employees or members or any client that has a personal or familial relationship with the Sub-Adviser or its employees or members.

Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 27, 2015, attached hereto.

Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 27, 2015, attached hereto.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 2nd day of February 2015, effective April 27, 2015.

Jackson National Asset Management, LLC		Lazard Asset Management LLC

By:	/s/ Mark D. Nerud	By:	/s/ Charles L. Carroll
Name:	Mark D. Nerud	Name:	Charles L. Carroll
Title:	President and CEO	Title:	Deputy Chairman

Schedule A
Dated April 27, 2015

Funds
JNL Multi-Manager Alternative Fund
JNL/Lazard Emerging Markets Fund

A - 1

Schedule B
Dated April 27, 2015
(Compensation)

JNL Multi-Manager Alternative Fund

[Omitted]

JNL/Lazard Emerging Markets Fund
Average Daily Net Assets	Annual Rate
$0 to $50 Million	0.75%
$50 Million to $200 Million	0.65%
$200 Million to $600 Million	0.575%
Amounts Over $600 Million	0.525%

B - 1